SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON D.C. 20549

                              FORM 8-K

                           CURRENT REPORT







Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) - December 10,
1997




                  NORTH  FORK BANCORPORATION, INC.
       (Exact name of Registrant as specified in its charter)





Delaware			                         1-10458		           36-3154608
(State or other jurisdiction	  	(Commission		          (IRS Employer
of incorporation)		     	       File Number)		         Identification No.)




275 Broad Hollow Road
Melville, New York					                               	11747
(Address of principal executive offices)		       	   (Zip Code)



Registrant's telephone number, includingarea code:	        (516) 844-1004


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ITEM 5.    OTHER EVENTS



	North Fork Bancorporation, Inc. issued a press release announcing that it had sold through North Fork Capital Trust II, a newly formed subsidiary, $100 million of 8% Capital Securities. Salomon Smith Barney was the lead manager. The Capital Securities will qualify as Tier I Capital under Federal Reserve Board guidelines. The press release issued by the Registrant described herein is attached hereto as Exhibit 99.1 and is hereby incorporated herein by reference in its entirety.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
AND EXHIBITS




(a)	Financial Statements of the Business Acquired.
	Not Applicable


(b)	Pro Forma Financial Information
	Not Applicable


(c)	Exhibits
	99.1	Press Release dated December 10, 1997



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



                                  SIGNATURE



	Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:	December 10, 1997










					NORTH FORK BANCORPORATION, INC.


					By:   /s/  Daniel M. Healy


					      				  Daniel M. Healy
 					           Executive Vice President and
      			        Chief Financial Officer
Exhibit


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


99.1



FOR IMMEDIATE RELEASE	                        Contact:	Daniel M. Healy
                                            		Executive Vice President &
                                            		Chief Financial Officer




                   NORTH FORK BANCORPORATION COMPLETES
           SALE OF $100 MILLION 8% CAPITAL SECURITIES DUE 2027




Melville, NY - December 10, 1997 North Fork Bancorporation, Inc. (NYSE: NFB) announced today that it had sold through North Fork Capital Trust II, a newly formed subsidiary, $100 million of 8% Capital Securities. Salomon Smith Barney was the lead manager.

The proceeds will be used by the Trust to purchase from North Fork 8% Junior Subordinated Debt Securities due December 15, 2027. The Capital Securities will qualify as Tier I Capital under Federal Reserve Board guidelines. Keefe Bruyette and Woods and Sandler O'Neill & Partners were co-managers. "It was an opportune time for us to leverage off the strength of North Fork's sound financial base and the prevailing favorable interest rate environment" stated John A. Kanas, Chairman, President & Chief Executive Officer of North Fork. "It insures added flexibility as we pursue opportunities for further growth," he said.

In other developments, North Fork announced that the acquisition of Branford Savings Bank, will be completed before year end, and the proposed acquisition of New York Bancorp, the parent of Home Federal Savings Bank, is expected to close in the first quarter of 1998. Assuming consummation of both acquisitions, as of September 30, 1997 North Fork would have approximately $10.1 billion in assets. Its branch locations will exceed 100 throughout New York and Connecticut. Its Tier I, total capital and leverage ratios, including the proceeds from the Capital Securities sold today will improve to 14.77%, 15.98% and 8.24%, respectively.